Exhibit 10.18

[FLUOR LETTERHEAD]

November 16, 2017

Garry W. Flowers

Hand Delivered

Dear Garry,

It is my pleasure to inform you that I have approved a special award for you, which has been structured as follows:

Award Amount:                                                        $350,000 USD total cash award

Retention Period:                                                  November 16, 2017 through March 31, 2019 (or your retirement date if after March 31, 2018 but earlier than March 31, 2019).

Retention Payments

and EDCP Deferral:                                    Payment 1: $100,000 USD of the award (less applicable withholding) (the “Cash Award”) will be earned and payable in cash on December 1, 2017 so long as you remain employed by the Company on that date.

Payment 2: $250,000 USD will be recorded to your Deferral Account as a “Special Deferral” under the Executive Deferred Compensation Plan (the “EDCP”) as of December 1, 2017.

$100,000 USD, or 40%, of the Special Deferral will vest on March 31, 2018. That amount, together with any gains/losses earned on such amount in your EDCP account, will be subject to applicable Social Security and Medicare taxes upon vesting.

$150,000 USD, or 60%, of the Special Deferral will vest on the earlier of (i) your retirement date, if after March 31, 2018 or (ii) March 31, 2019. That amount, together with any gains/losses earned on such amount in your EDCP account, will be subject to applicable Social Security and Medicare taxes upon vesting.

Each vesting is contingent upon your continuous employment through such date (or upon the earlier occurrence of certain events specified above or in the EDCP). Your Special Deferral, together with any gains/losses, will be paid in a lump sum upon termination of your employment.  Notwithstanding the foregoing, if you are a “specified employee” within the meaning of section 409A of the U.S. Internal Revenue Code (the “Code”) at the time of your termination of employment, your payment will be made on the first day of the seventh month following your termination of employment.

You will earn (i.e., vest in) your Cash Award and Special Deferral, together with any gains/losses on the Special Deferral (a) if you remain continuously employed by the Company (or retire) as stated above or (b) if your employment terminates prior to the above payment/vesting date(s) due to (i) death, (ii) “Disability,” as defined under section 409A of the Code, (iii) a Company-initiated termination other than on a for-cause basis, or (iv) a Company-initiated termination within two (2) years following a “Change of Control,” as defined in the EDCP. In the event your employment terminates prior to the above payment/vesting date(s) for any reason other than stated above (including, without limitation, your voluntary termination or a termination for cause), then the Cash Award and/or Special Deferral amount recorded in your EDCP will be forfeited.

For purposes hereof, the term “Change of Control” shall be deemed to have occurred if (a) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a “transaction”), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

It is intended that the provisions of this Agreement comply with Section 409A of the Code and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

You expressly agree to maintain strict confidentiality of this retention award.  You may not disclose this agreement to anyone other than your spouse or confidential financial advisor, senior management of the Company and Fluor Compensation Services.  If disclosure is made to any other person, this award shall be forfeited.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the letter to Executive Compensation for your employee records (email: executive.compensation@fluor.com).  You should also retain a copy for your file.

If you should have any questions, please give me a call or Karen Roberts, Director, Compensation & Executive Services, at 469.398.7408.

Sincerely,

/s/ David Seaton

David Seaton
Chairman and Chief Executive Officer
Fluor Corporation

Agreed:

/s/ Garry W. Flowers	11/20/2017
Garry W. Flowers	Date

cc: Mark Landry, Karen Roberts